AMENDMENT NO. 13
TO
SECOND AMENDED AND RESTATED
MASTER ADMINISTRATIVE SERVICES AGREEMENT
     This Amendment dated as of September 25, 2012, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Funds (Invesco Investment Funds), a Delaware statutory trust, as follows:
W I T N E S S E T H:
     WHEREAS, the parties desire to amend the Agreement to add Invesco Global Markets Strategy Fund;
     NOW, THEREFORE, the parties agree as follows;
     Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
TO
MASTER ADMINISTRATIVE SERVICES AGREEMENT
OF
AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

Portfolios	Effective Date of Agreement
Invesco Balanced-Risk Allocation Fund	May 29, 2009
Invesco Balanced-Risk Commodity Strategy Fund	November 29, 2010
Invesco China Fund	July 1, 2006
Invesco Commodities Strategy Fund	February 12, 2010
Invesco Developing Markets Fund	July 1, 2006
Invesco Emerging Market Local Currency Debt Fund	June 14, 2010
Invesco Emerging Markets Equity Fund	May 31, 2011
Invesco Endeavor Fund	July 1, 2006
Invesco Global Health Care Fund	July 1, 2006
Invesco Global Markets Strategy Fund	September 25, 2012
Invesco International Total Return Fund	July 1, 2006
Invesco Pacific Growth Fund	February 12, 2010
Invesco Premium Income Fund	December 14, 2011
Invesco Small Companies Fund	July 1, 2006
     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	Stephen R. Rimes Assistant Secretary	By:	/s/ John M. Zerr John M. Zerr Senior Vice President

(SEAL)

AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

Attest:	Stephen R. Rimes Assistant Secretary	By:	/s/ John M. Zerr John M. Zerr Senior Vice President

(SEAL)

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